Exhibit 99.1

Benjamin R. Humphreys, Jr. Elected to Bay Trust's Board of Directors

KILMARNOCK, Va., July 20, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that Benjamin R. Humphreys, Jr. has been elected to Bay Trust Company's Board of Directors.

"We are pleased and honored to welcome Ben to our Trust Board," said Francis A. Burke, President and Chief Executive Officer. "Ben is well-known in the Northern Neck and Richmond and is an innovative and results-driven leader in the technology industry. We look forward to his visionary leadership in assisting us with opportunities for growth in the Richmond market."

Humphreys is President/Chief Executive Officer of Comtel Communications, a Richmond, Virginia-based direct-technology consulting agency servicing the entire mid-Atlantic. Humphreys is also founding partner and owner of Simplicity VoIP, a Richmond based company specializing in the design and delivery of Hosted PBX/VoIP Business Phone Solutions for SMB and enterprise businesses in the mid-Atlantic.

Humphreys graduated from VCU's School of Business with a Bachelor of Science in Marketing. He currently serves on Bank of Lancaster's Richmond Community Board.

"The team at Bay Trust specializes in tailoring trust and financial services to help their clients achieve excellent results," said Humphreys. "I look forward to joining this dedicated group of professionals and helping them expand their services into the Richmond market."

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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